UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 7, 2023

DUTCH BROS INC.
(Exact name of registrant as specified in its charter)

Delaware		001-40798	87-1041305
(State or other jurisdiction of incorporation)		(Commission File Number)	(IRS Employer Identification No.)
110 SW 4th Street			97526
Grants Pass,	Oregon
(Address of principal executive offices)			(Zip Code)
(541) 955-4700
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Exchange on which Registered
Class A Common Stock, par value $0.00001 per share	BROS	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01    Other Events
On September 7, 2023, Dutch Bros Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with BofA Securities, Inc., J.P. Morgan Securities LLC, and Jefferies LLC, as representatives of the underwriters named in Schedule A therein (the “Underwriters”), relating to the issuance and sale in an underwritten offering (the “Offering") by the Company of 11,538,461 shares (the “Shares”) of the Company’s Class A common stock, par value $0.00001 per share, at an offering price of $26.00 per share. In addition, pursuant to the Underwriting Agreement, the Company has granted the Underwriters an option, exercisable within 30 days, to purchase up to an additional aggregate 1,730,769 shares of Class A common stock on the same terms and conditions. Gross proceeds from the Offering before deducting underwriting discounts and commissions and other offering expenses are expected to be approximately $300 million. All of the Shares are being sold by the Company. The Offering is being made pursuant to the Company’s automatic shelf registration statement on Form S-3ASR (File No. 333- 274368), which became effective upon filing with the Securities and Exchange Commission on September 6, 2023, a base prospectus dated September 6, 2023 and the related prospectus supplement dated September 6, 2023, that meet the requirements under the Securities Act of 1933 (as amended, the “Securities Act”). The Offering is expected to close on or about September 12, 2023, subject to customary closing conditions.
BofA Securities, J.P. Morgan, and Jefferies are acting as lead book-running managers for the Offering. Barclays, Piper Sandler, Baird, TD Cowen, William Blair and Stifel are acting as book-running managers for the Offering.
The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. The Company’s directors and executive officers have agreed, subject to certain exceptions, not to sell or transfer any shares of the Company’s Class A common stock for 60 days after September 7, 2023, without first obtaining the written consent of the Underwriters.
Certain of the Underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Company and its respective affiliates, for which they received or will receive customary fees and expenses. The foregoing description of the Underwriting Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the Underwriting Agreement, which is filed herewith as Exhibit 1.1 and incorporated herein by reference.
A copy of the opinion of Cooley LLP, counsel to the Company, relating to the legality of the issuance and sale of the Shares offered in the Offering is attached as Exhibit 5.1 hereto.
Item 9.01.    Financial Statements and Exhibits
(d)    Exhibits

Exhibit No.	Description
1.1	Underwriting Agreement, between the Company, BofA Securities, Inc., J.P. Morgan Securities LLC, and Jefferies LLC, dated as of September 7, 2023.
5.1	Opinion of Cooley LLP.
23.1	Consent of Cooley LLP (included in Exhibit 5.1).
104	Cover Page with Interactive Data File (formatted as Inline XBRL with applicable taxonomy extension information contained in Exhibits 101)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUTCH BROS INC.
(Registrant)

Date:	September 8, 2023	By:	/s/ Charles L. Jemley
Charles L. Jemley
Chief Financial Officer